UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2019

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E 6th Street, Austin, Texas	78702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	REZI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2019, the Resideo Technologies, Inc. (the “Company”) announced a CEO transition and certain board changes. The Company announced that its board of directors is conducting a search for the Company’s next president and chief executive officer, and that Michael G. Nefkens will remain in his position as the Company’s President and Chief Executive Officer until his successor is appointed, at which time Mr. Nefkens will also resign from the board.

The Company also announced that Brian Kushner was elected a director effective December 2, 2019 to a term expiring at the 2020 annual meeting of stockholders. Mr. Kushner was appointed to the newly formed Strategic & Operational Committee. Mr. Kushner will participate in the non-employee director compensation program described in the Company’s proxy statement for its 2019 annual meeting of stockholders filed with the SEC on April 25, 2019, and will receive an annual equity grant pro-rated for his period of service from election to the anniversary of the 2019 annual meeting of stockholders. In addition, Mr. Kushner will also receive an annual cash retainer of $10,000 for serving as a member of the Strategic & Operational Committee.

In connection with Mr. Nefkens’ departure from the Company, if Mr. Nefkens signs and does not rescind a separation agreement, including a release in favor of the Company, and he complies with certain restrictive covenants, he is entitled to receive severance benefits in accordance with and subject to the conditions of the Company’s Severance Plan for Designated Officers (the “Severance Plan”). In addition, subject to the conditions of the Severance Plan and other conditions set forth in the separation agreement provided to Mr. Nefkens, Mr. Nefkens will also be entitled to receive (i) continued vesting of a pro-rated portion of the restricted stock units that were granted to him on October 29, 2018, (ii) a payout of his fiscal 2019 annual incentive award even if his employment terminates prior to the payment date, which amount will include any payment for actual achievement of the financial components plus one-half of the amount tied to individual performance components, and (iii) a payment equal to his fiscal 2020 target annual incentive award, which is equal to 140% of his base salary (with his base salary remaining unchanged from fiscal 2019), pro-rated for the portion of fiscal 2020 during which Mr. Nefkens remained employed. In addition, and subject to the same conditions, Mr. Nefkens will be entitled to a long-term incentive grant for fiscal 2020 valued at $1.433 million that vests monthly during fiscal 2020 with a minimum vesting of three months and following the severance period, Mr. Nefkens will be engaged to provide consulting services for twelve months for an annual fee of $200,000. The restrictive covenants applicable to Mr. Nefkens include one-year non-competition and two-year non-solicitation restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2019	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jeannine J. Lane
	Name:	Jeannine J. Lane
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

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